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                                 EXHIBIT 21.1

Exhibit 21.1     Subsidiaries of Registrant.

                                          STATE OF
SUBSIDIARY                              INCORPORATION   PERCENTAGE OWNED

First Financial Service Corporation          Iowa      Wholly owned by the Bank

First Iowa Title Services, Inc.              Iowa      Wholly owned by the Bank

Northridge Apartments Limited Partnership    Iowa      99% owned by the Bank

First Iowa Mortgage, Inc.                    Iowa      Wholly owned by the Bank

First Federal Savings Bank of Iowa         Federal     Wholly owned by the
                                                       Registrant

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